Exhibit 99.1

F-star Therapeutics Announces First Patient Dosed in

FS222 Phase 1 Clinical Trial

FS222 is a potentially best-in-class bispecific antibody targeting CD137 (4-1BB) and PD-L1, and is the Company’s third bispecific to enter clinical trials

Preclinical studies demonstrated potent clustering and activation of CD137 by FS222 that is conditional on PD-L1 binding and results in lymphocyte activation and strong antitumor activity

Cambridge, UK and Cambridge, MA – January 04, 2020 – F-star Therapeutics, Inc. (NASDAQ: FSTX), a clinical-stage biopharmaceutical company dedicated to developing next generation immunotherapies to transform the lives of patients with cancer, today announces that the first patient has been dosed in its Phase 1 trial evaluating FS222, a potentially best-in-class bispecific antibody targeting CD137 and PD-L1.

This multicenter, open-label, first-in-human trial will evaluate the safety, tolerability, and clinical activity of FS222 in adult patients diagnosed with advanced malignancies. The adaptive study design will allow for the early exploration of clinical activity of FS222 in a range of selected solid tumor types that will guide further targeted future clinical development.

Dr. Louis Kayitalire, CMO of F-star said: “There remains a significant opportunity to provide treatments for patients with difficult to treat cancers, and FS222 may offer an option for patients with low levels of PD-L1 expression. Activation of an immune response in these tumor types creates the potential for a best-in-class therapy, both as a monotherapy and, eventually, in combination. With three bispecifics now in the clinic, we believe we are closer than ever to providing treatment options that many patients have been waiting for.”

FS222 targets critical tumoral immune-suppressing pathways via PD-L1 checkpoint blockade and has exhibited in preclinical studies important costimulatory effects through potent clustering and activation of CD137, which in turn, synergistically promote T cell activation and enhance cytotoxic T cell responses. In preclinical models, engagement of PD-L1 and CD137 by FS222 induced T cell proliferation and cytokine production associated with significant tumor regression, significantly better than that observed with a combination of CD137 and PD-L1 targeting antibodies.

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About F-star Therapeutics, Inc.

F-star is a clinical-stage biopharmaceutical company developing tetravalent bispecific antibodies for a paradigm-shift in cancer therapy. By developing medicines that seek to block tumor immune evasion, the Company’s goal is to offer patients greater and more durable benefits than current immuno-oncology treatments. Through its proprietary tetravalent, bispecific natural antibody (mAb²™) format, F-star’s mission is to generate highly differentiated best-in-class drug candidates with monoclonal antibody-like manufacturability. For more information visit www.f-star.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Forward-looking statements include statements, other than statements of historical fact, regarding, among other things statements relating to F-star’s approach to bispecifics; the regulatory pathway of FS222 and FS222’s anticipated therapeutic benefits. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. Such forward-looking statements are based on F-star’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, risks relating to F-star’s status as a clinical stage immuno-oncology company and its need for substantial additional funding in order to complete the development and commercialization of its product candidates, that it may experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates, that its clinical trials may fail to adequately demonstrate the safety and efficacy of its product candidates, that results of preclinical studies and early stage clinical trials may not be predictive of the results of later stage clinical trials, that F-star faces significant competition in its drug discovery and development efforts, risks from global pandemics including COVID-19, and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in F-star’s filings with the SEC. New factors emerge from time to time and it is not possible for F-star to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements included in this press release are based on information available to us as of the date of this press release. F-star does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release.

For further information, please contact:

For investor inquiries

Lindsey Trickett

VP Investor Relations & Communications

+1 240 543 7970

lindsey.trickett@f-star.com

For media inquiries

Next Step Communications

Nigel Smith

+1 781 326 1741

F-star@nextstepcomms.com